Contact: Jack Lowry

Vice President of Finance and CFO

734 414-6100

PERCEPTRON ANNOUNCES FIRST QUARTER FISCAL 2014 FINANCIAL RESULTS

Plymouth, Michigan, November 13, 2013 – Perceptron, Inc. (NASDAQ: PRCP) today announced its results for the first quarter of its fiscal year 2014. Net sales in the first quarter of fiscal year 2014 were $12.4 million with a net loss of $588,000, or ($0.07) per diluted share, compared to net sales of $12.1 million and net income of $655,000, or $0.08 per diluted share in the first quarter of fiscal year 2013. During the first quarter of fiscal year 2013, the Company recorded income of $26,000, net of tax, from the sale and discontinued operations of its Commercial Products Business Unit.

“Our sales increased modestly, by $224,000, to $12.4 million, over the first quarter of last year” said Jack Lowry, Perceptron’s Chief Financial Officer. “Our gross margin declined to 34.7% this year from 46.1% last year due primarily to timing differences between the recognition of revenue and material and labor costs related to the revenue. It is not uncommon for us to have quarter to quarter variability in gross margin. We expect gross margins to return to more normal levels for the rest of fiscal year 2014.”

Mr. Lowry continued, “While our first quarter sales improved slightly compared to last year, we indicated during our fourth quarter earnings call that we expected the first quarter to be the softest quarter in fiscal 2014, and we still expect that will be the case. While our first quarter loss was disappointing due to the gross margin issue mentioned above, our first quarter bookings were strong, at $17.8 million. The strong bookings, combined with our sales in the quarter, resulted in an increase in our backlog at September 30, 2013 to $35.9 million, a record level, from $30.8 million at the end of the first quarter last year. This provides us with a larger base of business going forward than we had at this time last year.”

Results of Operations

Geographic information on sales, bookings and backlog for the Company from continuing operations in the first quarter of fiscal years 2014 and 2013 is shown in the tables that follow:

SALES

(all numbers in millions)

	First Quarter Ending September 30
	Fiscal 2014	Fiscal 2013	Change
Geographic Region
Americas	$4.8	$5.3	$(0.5)
Europe	4.7	4.1	0.6
Asia	2.9	2.7	0.2
Total Sales	$12.4	$12.1	$0.3

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

November 14, 2013

BOOKINGS

(all numbers in millions)

	First Quarter Ending September 30
	Fiscal 2014	Fiscal 2013	Change
Geographic Region
Americas	$3.6	$3.1	$0.5
Europe	9.8	7.0	2.8
Asia	4.4	2.7	1.7
Total Bookings	$17.8	$12.8	$5.0

Note: the level of new order bookings fluctuates from quarter to quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG

(all numbers in millions)

	First Quarter Ending September 30
	Fiscal 2014	Fiscal 2013	Change
Geographic Region
Americas	$7.0	$10.0	$(3.0)
Europe	18.2	12.7	5.5
Asia	10.7	8.1	2.6
Total Backlog	$35.9	$30.8	$5.1

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

Sales were approximately $12.4 million, or 2.5%, above the $12.1 million in the first quarter of fiscal year 2013. Sales were approximately 14.6% higher in Europe and 7.4% higher in Asia, while sales in the Americas were down approximately 9.4%. Approximately $250,000 of the sales increase in Europe related to the strength of the Euro this year compared to last year. The decline in the Americas was principally due to fewer upgrades and additions to existing systems than in the first quarter of fiscal 2013.

Bookings in the first quarter were approximately 39% higher than in the first quarter of fiscal year 2013 and increased in all three geographic regions. The largest increase was in Europe and was principally due to the receipt of several large automated systems projects. The stronger Euro also contributed approximately $425,000 to Europe’s increase. Asia’s increase was due to higher orders in China for automated systems projects. The increase in the Americas occurred in the United States and was also principally due to automated systems projects.

The Company’s backlog grew approximately 16.6% from $30.8 million at September 30, 2012, to $35.9 million on September 30, 2013, a record level for the Company’s continuing operations. Europe’s backlog increased by approximately $5.5 million, or 43%, due to strong bookings for several large automated systems projects. Asia’s backlog increased 32% due to automated systems projects in China. The backlog decline in the Americas occurred about equally in the United States and Brazil. Brazil had several large automated systems projects underway last year that have largely been completed. In the United States, the decline was principally due to fewer upgrades and additions to existing systems.

Selling, general, and administrative (SG&A) expenses were approximately $3.5 million, an increase of $113,000, or 3.4%, compared to the first quarter of fiscal 2013. The increase occurred in sales and marketing costs, primarily in Europe and the United States. The effect of the stronger Euro in the first quarter this year compared to last year increased European SG&A expense by approximately $50,000.

November 14, 2013

Engineering, research and development expenses were approximately $1.7 million, an increase of $97,000, or 6.2%, over the first quarter last year. The increase primarily resulted from higher salary and salary related costs in the first quarter this year compared to last year.

Outlook

Mr. Lowry commented, “Our engineering R&D efforts remain on track and we expect to issue the next release of our Vector software platform within the next 12 months. That release will provide us with the opportunity to utilize our Helix® technology in a broader range of automotive applications as Helix sales continue to ramp-up. Based on our customers’ current delivery and installation schedules, and our record backlog level, we expect quarterly sales improvement during the fiscal year, with the second half of the year expected to be considerably stronger than the first half, and a profitable fiscal 2014.”

Quarterly Earnings Call and Webcast

Perceptron, Inc. will hold its first quarter earnings conference call/webcast chaired by Jeff Armstrong, President and Chief Executive Officer, on Thursday, November 14, 2013 at 10:00 AM (EST). Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=96899

Conference Call	888 572-7025 (domestic callers) or
719 325-2452 (international callers)
Conference ID	1096912

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM (EST) on Thursday, November 14, 2013.

Rebroadcast	888 203-1112 (domestic callers) or
719 457-0820 (international callers)
Passcode	1096912

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®

Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial applications. The Company’s products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 240 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information, please visit www.perceptron.com.

November 14, 2013

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2014, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2013. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be issued later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar and Euro. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

November 14, 2013

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended
	September 30,
	2013	2012
Net Sales	$12,372	$12,148
Cost of Sales	8,085	6,551
Gross Profit	4,287	5,597
Operating Expenses
Selling, General and Administrative Expense	3,476	3,363
Engineering, Research and Development Expense	1,654	1,557
Operating Income/(Loss)	(843)	677

Other Income and Expense
Interest Income, net	12	44
Foreign Currency and Other Income/(Expense)	(4)	146
Income/(Loss) from Continuing Operations Before Income Taxes	(835)	867
Income Tax Benefit/(Expense)	247	(238)
Income/(Loss) from Continuing Operations	(588)	629

Discontinued Operations
Commercial Products Business Unit (net of $13 tax expense)	-	26

Net Income/(Loss)	$(588)	$655

Basic Earnings/(Loss) Per Common Share
Continuing operations	(0.07)	$0.08
Discontinued operations	$0.00	$0.00
Net Income/(Loss)	(0.07)	$0.08

Diluted Earnings/(Loss) Per Common Share
Continuing operations	(0.07)	$0.08
Discontinued operations	$0.00	$0.00
Net Income/(Loss)	(0.07)	$0.08

Weighted Average Common Shares Outstanding
Basic	8,682	8,424
Diluted	8,682	8,512

November 14, 2013

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

Condensed Balance Sheets	September 30,	June 30,
	2013	2013
Cash and Cash Equivalents	$21,648	$13,364
Short-term Investments	11,153	13,321
Receivables, net	13,655	22,266
Inventories, net	7,403	6,783
Other Current Assets	3,093	2,810
Total Current Assets	56,952	58,544

Property and Equipment, net	5,671	5,578
Long-term Investments	725	725
Deferred Tax Asset	9,502	9,298
Total Non-Current Assets	15,898	15,601

Total Assets	$72,850	$74,145

Accounts Payable	$1,501	$2,561
Deferred Revenue	6,507	6,496
Other Current Liabilities	6,289	8,193
Total Current Liabilities	14,297	17,250
Shareholders' Equity	58,553	56,895
Total Liabilities and Shareholders' Equity	$72,850	$74,145